Exhibit 99.1

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400	Puskas Tivadar u. 8-10
Seattle, WA 98101-3034 - U.S.A.	H-2040 Budaors, Hungary
Phone (206) 654-0204 - Fax (206) 652-2911	Phone (361) 801-1500 - Fax (361) 801-1501

FOR:	HUNGARIAN TELEPHONE AND CABLE CORP.

COMPANY
CONTACT:	Robert Bowker
Chief Financial Officer
Hungary:	(011) 361-801-1374
U.S.:	(206) 654-0204

FOR IMMEDIATE RELEASE

HUNGARIAN TELEPHONE AND CABLE CORP.

TO HOST CONFERENCE CALL TO DISCUSS MEMOREX ACQUISITION

SEATTLE, Wash., January 7, 2008 – Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that on January 11, 2008 (at 15:00 UK time, 16:00 CET, 10:00 AM ET) the CEO and CFO of HTCC will host a conference call to discuss its recently announced agreement to purchase Memorex. You can participate in the conference call by dialling +44-207-190-1595 (UK), 0800-358-5271 (UK toll free), +1-480-293-1744 (International) or +1-888-339-9446 (U.S. toll free) and referencing “Hungarian Telephone and Cable Corp.”.

A web cast of the call and the presentation materials will be available on the HTCC web site at www.htcc.hu on the investor presentations and bondholder filings page under investor relations. The web cast will be archived for 30 days.

In addition, a replay of the call will be available two hours after the call has ended and through January 18, 2008. To access the replay of the call in the UK, please dial +44-207-154-2833 or 0800-358-3474 (toll free). In the U.S. please dial +1-800-406-7325 or internationally dial +1-303-590-3030 and enter the replay access code 3804799.

A copy of the presentation materials on the Memorex acquisition will also be filed with the U.S. Securities and Exchange Commission prior to the call.

ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers. In addition to delivering voice, data and Internet services in Hungary, it is also a major player in the Central and Eastern European wholesale telecommunications market.

Note: This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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